BAYFIRST FINANCIAL CORP.
2017 EQUITY INCENTIVE PLAN

Restricted Stock UNIT Award Grant Notice

Participant Name:	_________

Company:	BayFirst Financial Corp.

Notice:	A summary of the terms of your grant of Restricted Stock Unit (RSU) Award is set out in this notice (the “Grant Notice”) but subject always to the terms of the BayFirst Financial Corp. 2017 Equity Incentive Plan (the “Plan”) and the Restricted Stock Unit Award Agreement (the “Award Agreement”). In the event of any inconsistency between the terms of this Grant Notice, the terms of the Plan and the Award Agreement, the terms of the Plan and the Award Agreement shall prevail.

Type of Award:	Restricted Stock Unit Award (as defined in the Plan and meaning the right granted to the Participant to receive one share of Stock for each RSU at the end of the specified Vesting Period)

Stock:	Shares of voting common stock, par value $1.00 per share, of the Company.

Number of RSU Units Subject to Grant:	_________

Grant Date:	_________

Vesting Schedule:	Restricted Stock Units (RSUs) granted will vest (i.e., shares will be delivered) in accordance with the following schedule, provided that you have provided continuous employment to the Company or any Participating Employer through each such vesting date, except as otherwise forth below:

In the event of a Change of Control after the Date of Grant and prior to the end of the Performance Period, all unvested RSUs will automatically vest in full immediately prior to the consummation of the Change of Control.

[Include, if applicable: In addition, [vesting schedule and terms as determined by the Company] upon your attainment of Normal Retirement Age. Normal Retirement Age shall be [ ].]

[Vesting is accelerated to 100% upon the Participant's death or Permanent and Total Disability while a Participant during the Performance Period.]

Performance Goal:	In addition, the RSUs granted will not vest until [insert performance vesting condition, if applicable].

Delivery of Shares:	Upon vesting, the applicable shares of Stock, subject to required tax withholding, shall be transferred by the Company to the Participant's estate within thirty (30) days of the vesting date.

Withholding:	The Company and the Participant will comply with all federal and state laws and regulations respecting the required withholding, deposit and payment of any income, employment or other taxes relating to the Grant. A portion of the Stock subject to each RSU may be withheld to cover required taxes, and the net number of shares of Stock will be paid to the Participant.

Acceptance:	You acknowledge receipt of, and understand and agree to, this Grant Notice, the Award Agreement and the Plan. You further acknowledge that as of the Grant Date, this Grant Notice, the Award Agreement and the Plan set forth the entire understanding between you and the Company or any Participating Employer regarding the RSUs and supersede all prior oral and written Award Agreements on the subject.
[Signatures appear on the following page.]

IN WITNESS WHEREOF, the Company and the Participant have duly executed and delivered this Grant Notice as of the Grant Date.
BAYFIRST FINANCIAL CORP. PARTICIPANT
By: ________________________________ _____________________________
Print Name: _________________________ [Name]
Title: ______________________________ Address: _____________________
____________________________
____________________________
Attachments:
1.Restricted Stock Unit Award Agreement
2. 2017 Equity Incentive Plan

BayFirst Financial Corp.
Restricted Stock Unit Award Agreement
Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Award Agreement (this “Award Agreement”), BayFirst Financial Corp. (the “Company”) has granted the Participant, as identified in the Grant Notice, the number of restricted stock units under the Company’s 2017 Equity Incentive Plan (the “Plan”) indicated in the Grant Notice (the “RSUs”). Capitalized terms not defined in this Award Agreement but defined in the Plan or the Grant Notice will have the same definitions as in the Plan or the Grant Notice, respectively.
1.Restrictions and Vesting Schedule. The RSUs are being awarded to Participant subject to the conditions set forth in this Award Agreement and the Plan (the “Restrictions”). Subject to the provisions of Section 2 below, the RSUs will vest as provided in the Participant’s Grant Notice. Upon vesting, Participant shall have the right to a number of shares of Common Stock of the Company equal to the number of vested RSUs. Except to the extent vesting accelerates pursuant to the terms of the Grant Notice or Section 2 below, any unvested RSUs shall be automatically forfeited upon Participant’s Termination from Service, or if earlier, at the end of the Performance Period.
2.Acceleration of Vesting upon a Change in Control. In the event of a Change of Control prior to _________, all unvested RSUs will automatically vest in full immediately prior to the consummation of the Change of Control.
3.Assignment or Transfer of Shares. Unless otherwise provided by the Board, prior to the vesting of the RSUs, Participant may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any of the RSUs. The RSUs shall be forfeited if Participant violates or attempts to violate these transfer restrictions. After any Stock has been delivered, Participant shall not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any interest in the Stock except in compliance with the provisions herein and the provisions of applicable securities laws.
4.Delivery of Shares. Upon vesting of an RSU, the Participant is entitled to one share of Company Stock for each vested RSU. Such Stock, subject to applicable withholding, shall be transferred by the Company to the Participant within thirty (30) days of the vesting date and not later than March 15 of the year following the year in which the RSU vests.
5.Payment and Tax Withholding. Each payment of the RSUs shall be made in shares of Stock, determined by the Administrator. The payment of a RSU in the form of a share of Stock shall be based on the Fair Market Value of a share of Stock on the applicable date of vesting to which such tax withholding relates. Upon receipt of any entitlement to shares of Stock under this Agreement, the Participant shall make appropriate arrangements with the Company to provide for the amount of minimum tax withholding required by law, including without limitation Sections 3102 and 3402 or any successor section(s) of the Code and applicable state and local income and other tax laws. The Company may permit the Participant to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Stock from the shares of Stock otherwise issuable or deliverable to the Participant as a result of the vesting of the RSUs (provided, however, that no shares of Stock shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law); or (c) delivering to the Company previously owned and unencumbered shares of Stock.
6.No Ownership Rights Prior to Issuance of Stock. Neither the Participant nor any other person shall become the beneficial owner of the Stock underlying the RSU, nor have any rights of a shareholder (including, without limitation, dividend and voting rights) with respect to any such Stock, unless and until and after such Stock has been actually issued to the Participant and transferred on the books and records of the Company or its agent in accordance with the terms of the Plan and this Agreement.
7.Refusal to Transfer. The Company shall not be required to transfer on its books any shares of Stock of the Company which shall have been transferred in violation of any of the provisions set forth in this Award Agreement.
8.No Employment Rights. This Award Agreement is not an employment contract and nothing in this Award Agreement shall confer upon the Participant any right to continued employment with or service to the Company or any Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the employment or service of the Participant at any time.
9.Governing Plan Document. The RSUs granted hereunder are subject to all the provisions of the Plan, the provisions of which are hereby incorporated by reference herein, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Capitalized terms used herein and not defined shall have the meanings assigned in the Plan. In the event of any conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.
10.Adjustments. The RSUs shall be subject to adjustments as provided in Sections 4, 7, 9, 10, 11 and 14 of the Plan.
11.Acknowledgements. No waiver of any breach of any provision of this Award Agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision.
12.Miscellaneous.
a.Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile or by email or other form of electronic transmission, each against receipt therefore, to the party to be notified; (c) five business days after deposit in the United States Mail postage prepared by certified or registered mail with return receipt requested at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case notice, request, waiver or other communication shall be effectively given upon receipt) and address to the party to be notified as set forth above; or (d) two business days after deposit with a national recognized overnight delivery service, postage prepaid, addressed to the party to be notified as set forth above with next-business-day delivery guaranteed. A party may change its notice address by giving the other party ten days’ written of the new address in the manner set forth above.
b.Registration of Stock. It is intended that any Stock received in respect of the RSUs shall have been registered under the Securities Act of 1933 (“Securities Act”). If the Participant is an “affiliate” of the Company, as that term is defined in Rule 144 under the Securities Act (“Rule 144”), the Participant may not sell the Stock received except in compliance with Rule 144. Certificates representing Stock issued to an “affiliate” of the Company may bear a legend setting forth such restrictions on the disposition or transfer of the Stock as the Company deems appropriate to comply with Federal and state securities laws. If, at any time, the Stock is not registered under the Securities Act, and/or there is no current prospectus in effect under the Securities Act with respect to the Stock, the Participant shall execute, prior to the delivery of any Stock to the Participant by the Company pursuant to this Agreement, an agreement (in such form as the Company may specify) in which the Participant represents and warrants that the Participant is purchasing or acquiring the Stock acquired under this Agreement for the Participant's own account, for investment only and not with a view to the resale or distribution thereof, and represents and agrees that any subsequent offer for sale or distribution of any kind of such Stock shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the Stock being offered or sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale of such Stock, obtain a prior favorable written opinion, in form and substance satisfactory to the Company, from counsel for or approved by the Company, as to the applicability of such exemption thereto.
c.Data Protection. By accepting this Agreement (whether by electronic means or otherwise), the Participant hereby consents to the holding and processing of personal data provided by him/her to the Company for all purposes necessary for the operation of the Plan. These include, but are not limited to, administering and maintaining Participant records, providing information to any registrars, brokers or their party administrators of the Plan, or providing information to future purchasers of the Company or the business in which the Participant works.
d.Successors and Assigns. This Award Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Participant, Participant’s successors, and assigns.

e.Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws.
f.Entire Award Agreement; Amendment. This Award Agreement, along with the Grant Notice and the Plan constitute the entire Award Agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral. This Award Agreement may only be amended as described in Section 11 of the Plan.